UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

AMERISERV FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER KEITH R. MESTRICH BETTY SILFA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of director nominees and certain business proposals at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

On March 26, 2024, J. Abbot R. Cooper, Managing Member of Driver Management, was quoted in the following article published by American Banker:

Banks targeted by activist investors brace for proxy season

By John Reosti

Blue Foundry Bancorp in Rutherford, New Jersey, is battling with Larry Seidman, the veteran activist investor — over a word count.

The $2 billion-asset Blue Foundry recently rejected Seidman’s shareholder proposal urging management to engage an investment banker to explore a merger or sale later this summer because it was too long, 518 words, just over the maximum of 500.

Seidman, however, said Blue Foundry never informed him about its word-count guidelines, which included counting hyphenated words, each letter in acronyms, even symbols like dollar and percentage signs as separate words. In drafting the proposal, Seidman used Google Docs’ word-count feature which counted 500 words.

When he did learn the rules — from Blue Foundry’s letter to the Securities and Exchange Commission explaining its decision to reject the proposal — Seidman said he edited the text down to about 485 words, only to have the company inform him the shortened version came in after its proposal deadline.

“They told the SEC they had no obligation to tell me how they counted the words,” Seidman said in an interview. “Therefore, I’m too late with my last proposal, so they want it excluded. … To me, it’s a disgrace, but I’m not going away.”

Blue Foundry had not responded to requests for comment by deadline.

According to Seidman, the SEC possesses authority to set aside Blue Foundry’s action and allow his proposal to be added to the proxy ballot. It has yet to rule on the issue. “I have no idea what the SEC is going to do. I’m waiting to hear,” Seidman said.

Blue Foundry’s objections to the wording of Seidman’s shareholder proposal come after a Delaware Court of Chancery judge ordered the company to pay Seidman $224,000 in legal fees for improperly refusing to allow him to review its books and records.

“After Blue Foundry declined to produce a single document to Plaintiff, forcing him to commence litigation, Blue Foundry took a series of litigation positions that, when viewed collectively, were glaringly egregious,” Vice Chancellor Morgan Zurn wrote in a July decision.

For Seidman, who has been investing in the bank space for more than 40 years, it’s all old hat. “I’ve been doing this since 1983. It hasn’t changed.”

As the industry approaches what is known commonly as proxy season, the springtime period when most public companies convene annual meetings, activist investors continue to pursue proxy fights with community banks that typically push back — hard.

Another case in point: Driver Management’s contest with the Johnstown, Pennsylvania-based AmeriServ Financial, which appears to be every bit as bitter as the one Seidman is waging against Blue Foundry. There, too, the sides are involved in a legal struggle over AmeriServ’s move last year invalidating three nominees Driver put forward to serve as directors. Judge Stephanie Haines of the U.S. District Court for the Western District of Pennsylvania dismissed Driver’s lawsuit in December. Driver appealed to the U.S. Court of Appeals for the Third Circuit in January.

AmeriServ reported a full-year 2023 loss totaling $3.3 million in January, despite achieving solid fourth-quarter growth in loans and wealth management revenues. CEO Jeff Stopko blamed the loss in part on the cost of the Driver litigation. “[Driver managing member Abbott Cooper’s] complaints about the amount of money AmeriServ has been forced to spend in litigation are tough to swallow given that he has been the source of all of this litigation — and given that the Company’s actions have been validated by a federal court,” Stopko wrote in a February letter addressed to AmeriServ employees and filed with the SEC.

In its fourth-quarter and full-year 2023 earnings report released in late January, AmeriServ estimated it paid $2.2 million in Driver-related legal fees last year. An AmeriServ spokesman declined to comment for this story.

To Cooper, Driver Management’s managing member, the $1.4 billion-asset AmerServ’s stiff resistance comes as no surprise. “The banks with the worst governance, those are the ones that fight,” Cooper said in an interview.

“The board is focused 100% of the time in fighting with me. That’s their priority,” Cooper added.

Stopko, in his February letter, argued Cooper’s interests lie in short-term gain, not promoting AmeriServ’s long-term benefit. “Driver has a history of buying community bank stocks and then substantially exiting its positions after a short period of time,” Stopko wrote. “We do not find such actions to be those of a shareholder-aligned investor.”

Cooper, who sued several of the community banks he challenged in past campaigns, said it was AmeriServ that triggered things by rejecting his 2023 board candidates, Julius Rudolph, Brandon Simmons and himself.

“What in my history made them think I wouldn’t respond” with a lawsuit? Cooper said.

For banks, the prospect of a proxy challenge presents enormous challenges. Activists don’t play. They typically seek major changes, in board composition, strategy, even control of the company, so they can’t be taken lightly. At the same time, a proxy defense almost always results in a hit to the bottom line.

The attorneys weigh in

That activist investors aren’t necessarily unbiased sources in commenting on companies’ managements and boards is putting things mildly, said Paul Schulman, senior managing director of the mergers-and-acquisitions and activism advisory group at Morrow Sodali in New York.

“Most boards in my experience are thoughtful and earnestly doing what they believe is best for shareholders,” Schulman wrote in an email to American Banker. “Just because it’s a different view than the activist doesn’t make them hostile. “We have seen situations where the activist has not complied with the standard procedures for nominating directors or has not had a strong slate of nominees. The board has justifiably defended itself.”

The disclosures and other provisions companies require to put a proposal on a corporate ballot or nominate a director candidate serve a valid purpose, Kai Liekefett, co-chair of Sidley’s shareholder activism and corporate defense practice, said in an interview. They “enable the board of the company in question to make an informed decision as to whether or not to recommend in favor” of a proposal or nominee.

Born and educated in Germany, Liekefett said he began paying attention to shareholder activism after observing Vodafone’s 1999-2000 hostile takeover of the German-based conglomerate Mannesmann AG. Over time, his practice scope, which originally included merger-and-acquisition work, narrowed to just shareholder activism. “I do nothing else,” said Liekefett, who has represented 159 companies in proxy fights.

“That doesn’t mean the activists are always wrong,” Liekefett added. “There are a significant number of community banks who are underperforming and have depressed share prices.”

New ballot, new problems

While sparring with banks’ boards and management may seem all in a day’s work for longtime investors like Seidman and Cooper, Liekefett said the clashes weren’t always so rancorous. Liekefett attributed the uptick in negativity to the universal proxy ballot the SEC introduced in 2021. Prior to that, companies and activists would print separate ballot cards listing only their candidates. The universal proxy rule requires both activists and companies to list all candidates on their ballots. The aim was to give shareholders a wider degree of choice, permitting them to split ballots.

But it has also led to a heightened level of personal criticism, according to Liekefett.

“Before, proxy fights were more slate-based. It was the company slate or the [activist] slate,” Liekefett said. “Now, the temptation is larger to directly attack the credentials of the individual candidates, not just make the overall case for change.”

Liekefett helped pioneer the strategy of challenging an activist’s director nomination paperwork as part of his defense of Seattle-based HomeStreet in 2019. Though it was two years before the universal proxy, Liekefett said he and his team identified a number of significant disclosure errors that helped the $9.3 billion-asset HomeStreet beat back an activist’s challenge.

The practice has become more routine since then.

Indeed, First Foundation challenged the disclosures of two director candidates Cooper had nominated as part of his campaign against the $13.3 billion-asset company in 2023.

First Foundation in Dallas sought to invalidate the nominations, prompting Cooper to sue in Delaware’s Court of Chancery. The sides reached a settlement allowing one of Cooper’s candidates — the second had withdrawn her name from consideration — on the ballot.

Ironically, when the votes were finally counted in June, shareholders handed Cooper a resounding defeat.

Legally, “First Foundation saw the writing on the wall and accepted our candidate, then we got waxed,” Cooper admitted. “We got creamed.”

Going on a year later, Cooper is refighting the same battle but this time against AmeriServ, challenging that bank’s decision to invalidate his 2023 nominees. Cooper, moreover, is convinced AmeriServ will ultimately bar his 2024 slate, of himself, Keith Mestrich, the former CEO of New York-based Amalgamated Bancorp, and veteran commercial lender Betty Silfa.

“I’d be shocked” if AmeriServ allows the names on the ballot, Cooper said.

Last year, AmeriServ refreshed its board, adding Rick Bloomingdale, the former president of the Pennsylvania AFL-CIO, and David Hickton, a former U.S. attorney and a cybersecurity expert.

As a tactic, challenging activists’ director nominees has yielded results, but it also carries risk.

“If you get sued and you lose in court, you can be assured shareholders will not look lightly on your attempt to disenfranchise them,” Liekefett said. “I guess what I am saying is, if you invalidate a shareholder nomination for legal reasons, you cannot lose in court,” Liekefett added.

“If you lose in court, you lose the proxy fight along with it. … It’s a tactic that is typically reserved for the most egregious cases.”

Casting a wide net

According to Diligent Market Intelligence, a New York-based software-as-a-service firm focused on corporate governance, 550 U.S.-based public companies dealt with activist investor campaigns, up about 8% from the prior year. Diligent, which published its Market Intelligence’s Shareholder Activism Annual Review for 2024 last month, added that the number of companies identifying activism as a risk in their corporate disclosures is also on the upswing. About 23% of the companies in the Russell 3000 index did so in 2023, up from 21% in 2022.

Larger banks are certainly not immune from activist investors targeting them. But recent campaigns aimed at these mega institutions have frequently revolved around social issues, most prominently climate change, as opposed to board seats and questions of control. During the 2023 proxy season, activists such as the Sierra Foundation sought commitments from banks to reduce the financing they provide to the fossil-fuel industry. They also demanded more detailed disclosures about how banks plan to meet 2030 greenhouse gas emissions targets.

The opposite is essentially true for the community banking sector. In general, these institutions are too small to attract this type of attention from groups seeking to make social or political statements. They also generally don’t warrant the intervention of high-profile activists, such as Carl Icahn, Nelson Peltz and Daniel Loeb, according to Liekefett, who has defended some of the country’s largest corporations from activists.

Instead, these smaller institutions attract activist investors who believe that executives and boards are shorting shareholders by mismanaging their companies.

It’s a common thread that connects many of the recent activist-bank episodes. In 2018, before its campaign unraveled as a result of disclosure issues, Dallas-based investor group Blue Lion Capital attacked HomeStreet for its mortgage-banking emphasis as well as its expansion plans.

The following year, in February 2019, New York-based HoldCo Asset Management released a scathing letter blasting the board of Berkshire Hills Bancorp for a lack of transparency about key actions as well as a “history of value destructive strategic decisions.” The letter, which also chided Berkshire Hills for “failing to evaluate strategic alternatives,” led to the company’s agreement a month later to add two directors, including Misha Zaitzeff, HoldCo’s cofounder.

Perhaps the best-known activist situation in recent years has involved the $5.9 billion-asset Republic First Bancorp in Philadelphia, which began in late 2021 when Cooper challenged then-CEO Vernon Hill’s plans to conduct what he termed a “highly dilutive capital raise.”

Cooper exited the scene after a second investor group, led by New Jersey insurance executive George Norcross, sought control of Republic First, ultimately waging a long and bitter struggle first with Hill, who resigned as CEO in July 2022, then with a board faction led by the company’s founder, Harry Madonna.

The Norcross-led group’s bid to win control of Republic First was a relatively unusual event. It’s more common for activist investors to press bank management teams to look for a buyer, believing that the institution could make more and better serve customers as part of a larger entity.

That said, at least one other company, New York-based Carver Bancorp, is dealing with an unsolicited offer from an investor to gain a controlling stake. Carver, one of the nation’s most prominent Black-owned banks, became embroiled in an activist campaign last year, after Dream Chasers Capital Group offered to pay $3.25-per-share to acquire a 35% stake in the $743 million-asset lender.

Though Carver reported a $1.9 million loss for 2023, and Dream Chasers’ offer represented a significant premium over Carver’s share price at the time it was proposed, the board rejected it. Carver directors cited Dream Chasers’ “unsubstantiated financial resources” and an “anticipated inability” to obtain regulatory approval.

“A comprehensive review of the Dream Chasers proposal found it to be wholly deficient with respect to structural details, implied valuation, dilution, and the basic disclosure of financial and managerial resources,” Carver stated in a January press release.

Dream Chasers did not provide a comment for this story. Besides the takeover bid, the investment firm has also suggested the bank sell. Dream Chasers said in a press release from January that Carver could provide a more complete suite of financial services products to minority communities by merging with an already identified, though unnamed “Wall Street based minority owned broker-dealer.”

In the press release, Dream Chasers added a few statements that it directed at Carver’s board, including “shareholders own companies and their interest should always come first” and “that a company can serve its community and make money at the same time.”

Like Carver, Blue Foundry posted a 2023 loss, totaling $7.4 million. Blue Foundry reported a $2.4 million profit for 2022. Its 2022 return on assets was 0.11%, well below the industry average of 1.11%, according to the Federal Deposit Insurance Corp.

In a conference call with analysts in January, Chief Financial Officer Kelly Pecoraro attributed the 2023 loss to a significant jump in funding costs, which outstripped a narrower rise in interest income. Though banks industrywide were similarly impacted during that same time period, Seidman was less understanding. Seidman labeled Blue Foundry as “one of the worst performing financial institutions in the country.”

“They just keep losing money,” Seidman said.

Seidman also objected to the bonuses and incentives the company has given CEO Jim Nesci, as well as other directors and senior executives. Seidman views them as out-of-proportion to Blue Foundry’s bottom-line results.

“Pay for performance is all I know,” Seidman said.

The attention Seidman paid to compensation tracks a trend which saw activists focus more closely on pay issues in 2023. According to Diligent, 81 companies faced what it termed remuneration-related demands, up from 59 in 2022.

In a May 2023 regulatory filing, Blue Foundry stated its compensation policies are consistent with those of other recently converted mutual banks, adding they were developed with the assistance of Pearl Meyer, a nationally recognized, Boston-based compensation consulting firm.

Of the smaller-scale investors who are active in the community banking space, Seidman’s name is among the most prominent. “He’s been around the block for decades,” Liekefett said. “He’s obsessed and dedicated to community banking. He calls it out when he sees what he believes is significant underperformance.”

As a former depositor-owned bank, Blue Foundry is prevented by regulation from seeking a sale within three years of its stock conversion. Seidman’s proposal asks depositors to push for a deal once the three-year moratorium ends in July. If Blue Foundry succeeds in keeping the proposal off the 2024 proxy ballot, Seidman promises he’ll resubmit it in 2025. “If it doesn’t happen this year, it will happen next year, and they’re still going to be losing money,” Seidman said.

At the same time, Seidman insists he is not surprised by the company’s resistance.

“If I was performing the way they perform, I wouldn’t want anyone to challenge me.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of director nominees and certain business proposals at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ANY PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF PROXY MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are currently anticipated to be Driver Management, Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Keith R. Mestrich and Betty Silfa.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 628,003 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 628,003 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the 628,003 shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the 628,003 shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, neither Mr. Mestrich nor Ms. Silfa beneficially own any securities of the Company.